Exhibit 99.1

     LASERSCOPE REPORTS 2005 FIRST QUARTER RESULTS AND RAISES 2005 GUIDANCE

   UROLOGY BUSINESS EXCEEDS EXPECTATIONS WITH RECORD WORLDWIDE PERFORMANCE IN
                           BOTH SYSTEM AND FIBER SALES

     2005 First Quarter Highlights (compared to the prior-year quarter):

    - GreenLight(TM) fiber volumes used for PVP increased almost 154% to 16,255 units.

    - Total revenues grew more than 50% to $28.2 million.

    - Operating income increased almost 135% to a record $6.1 million.

    - Net income grew more than 124% to $5.0 million

    - Gross margins grew to 62% from 57%.

    SAN JOSE, Calif., April 27 /PRNewswire-FirstCall/ -- Laserscope (Nasdaq:
LSCP), a pioneer in the development and commercialization of medical lasers and advanced fiber-optic devices, today reported revenues of $28.2 million for its first quarter ended March 31, 2005, a 50.3% increase from $18.8 million in the first quarter of 2004. The increase in revenues was primarily attributable to continued strong growth in sales of the Company's line of GreenLight(TM) products for Photo-Selective Vaporization of the Prostate ("PVP"). First quarter 2005 operating income grew 134.8% to $6.1 million, from $2.6 million for the first quarter of 2004. First quarter 2005 net income was $5.0 million, or $0.22 per diluted share, a substantial increase from net income of $2.2 million, or $0.10 per diluted share, in the same quarter last year.

    "We reported very strong results again this quarter, driven primarily by exceptional growth in our urology business worldwide," said Eric Reuter, President and Chief Executive Officer of Laserscope. "As our installed base of GreenLight laser systems continues to expand around the globe, and as sales of our single-use fiber-optic delivery device increase, we're gathering more and more evidence that the PVP procedure using the GreenLight laser system is gaining an increasing share of the BPH treatment market, not just at the expense of highly invasive surgical procedures such as Trans-Urethral Resection of the Prostate ("TURP"), but now at the expense of the so-called thermal therapies and non-surgical treatment options, such as drug therapy, as well.

    "While we also saw a year-over-year decline in aesthetic product sales this quarter, we believe this development was largely due to the short-term effects of several structural changes implemented in our aesthetics sales organization during the first quarter of 2005, changes that we hope will accommodate and drive future long-term growth in our aesthetics business. As a result, we believe our solid foundation of existing and upcoming light-based treatment products, and continued strong customer demand in the aesthetic treatment market, will enable us to move ahead in the current quarter and in the foreseeable future, even in an ever more competitive environment."

    Gross margin in the first quarter of 2005 grew to approximately 62%, compared with approximately 57% in the first quarter of 2004. The increase in 2005 first quarter gross margin percentage resulted from a higher mix of GreenLight products.

    Selling, general and administrative (SG&A) expenses were $9.9 million, or 35% of revenues, in the first quarter of 2005, compared with $6.8 million, or 36% of revenues in the first quarter of 2004. Increased SG&A spending resulted primarily from higher commissions paid commensurate with the increase in revenues, higher marketing and clinical education expenses related to expanding the presence of the Company's products in both domestic and international markets, as well as increased costs related to Sarbanes-Oxley Section 404 compliance.

    The Company's effective tax rate for the first quarter of 2005 was 20%, compared to 13% in the first quarter of 2004. The difference in the rates is due to a lower relative benefit of net operating loss carry forwards in the first quarter of 2005.

    The Company's financial position remains strong. At March 31, 2005, Laserscope had no bank borrowings and a cash position of $22.0 million, up significantly from $16.0 million at December 31, 2004. Shareholders' equity increased from $42.9 million at December 31, 2004 to $49.3 million at March 31, 2005.

    Urology Business Update
    "Our urology business continues to surpass our expectations as adoption of the PVP procedure using the GreenLight laser system is increasing in all major geographic regions of the world," said Mr. Reuter. "We sold 90 GreenLight laser systems during the first quarter and more than 16,000 single-use disposable fibers. GreenLight fiber sales growth was impressive in both the United States and overseas, as we posted 135% and 222% gains, respectively, year-over-year.

    "We have long said that the potential market for PVP is millions of men annually and growing worldwide along with the aging population. Additionally, we expect the worldwide demand for PVP to continue to rise as more and more patients, physicians, and health care insurers become aware of the combined outstanding clinical outcomes, long-term durability, safety profile, and cost-effectiveness of this procedure. We believe that the rapid worldwide adoption of PVP using the GreenLight laser system validates our contention that no other known therapy provides these kinds of benefits to all the relevant stakeholders in the treatment process. In the United States, current estimates show that approximately 11 million men, or 30% of all men over the age of 50, will suffer from the symptoms of BPH over the course of their lifetimes, and further, that 20% of those men will require treatment. Overseas the numbers are even more compelling, where the ultimate market for our procedure is estimated at four to 10 times that of the United States. We have made strong progress in international markets to date, but believe there is still much work to be done, and challenges to be overcome, to fulfill the opportunity in our key international markets. We will continue to educate health care system providers, patients, and physicians at home and abroad about the safety profile and cost-effectiveness of PVP over alternative therapies. Distribution agreements such as the ones we've established in Germany, Russia, Latin America and the Caribbean will help us penetrate new and underserved markets around the globe, and throughout the year we'll be working to secure additional relationships that provide market entry or an enhanced presence in key geographies."

    Aesthetics Business Update
    "By offering a full line of easy to use and competitively valued aesthetics products, we believe Laserscope is well positioned to capitalize on the growing worldwide demand for cosmetic treatments," continued Mr. Reuter. "This demand, which is being fueled by many factors, including the need by physicians to uncover additional revenue streams, will be best satisfied by companies that can provide versatile and multi-use systems that are quick, efficacious, and provide patients with a high level of comfort and satisfaction. Our Gemini(TM) system has already gained wide appeal in the marketplace, while our newest product, the Solis(TM), has received an enthusiastic welcome since its introduction a few months ago at the American Academy of Dermatology Annual Meeting. The Solis is expected to begin shipping sometime this summer. We believe these two products will enable us to compete in the challenging highly-competitive aesthetic treatment market."

    Full Year 2005 Guidance
    The management of Laserscope has raised full year 2005 guidance as follows:

    . 2005 full year revenues are expected to be in the range of $130 million to $135 million.

    . Reported pre-tax earnings are expected to be in the range of $30 million to $33 million.

    . Net income is expected to be in the range of $0.79 to $0.87 per fully diluted share, assuming a fully taxed basis of approximately 38%. This is without giving consideration to the potential benefit of the deferred tax asset or its associated reserve. The ultimate release of the deferred tax asset reserve will depend on not only the level of achievement of our operating projections but also the timing of other non-operating tax deductions such as the exercise of employee stock options. We intend to continue to evaluate the reserve each quarter consistent with GAAP.

    . Sequential growth in 2005 revenues and earnings is expected to be more heavily weighted to the second half of the year, as was the case in 2003 and 2004.

    "Our overall business strategy is driven by the considerable and growing market for the treatment of conditions of aging. We are focused on improving the quality and cost-effectiveness of healthcare by offering safe, minimally invasive and clinically effective surgical solutions. As a result, we believe Laserscope is well positioned to not only create value for our shareholders, but to continue to make a substantial difference in the quality of life for people throughout the world," said Mr. Reuter.

    Management Conference Call
    Management of Laserscope will hold a conference call on Wednesday, April 27, 2005 at 8:00 am PT / 11:00am ET to discuss results for the first quarter of 2005. To participate in the call, please dial 800-257-6607 (303-262-2194 for international callers) at least five minutes prior to the start time.

    Investors will also have the opportunity to listen to the conference call live on the Internet through Laserscope's website at www.laserscope.com. Investors should go to the website a few minutes early, as it may be necessary to download audio software to access the conference call.

    A replay of the conference call will be available through May 4, 2005 by dialing 800-405-2236 (303-590-3000 for international callers), and entering passcode 11029057. A replay of the webcast will also be available at Laserscope's website.

    About Laserscope
    Laserscope designs, manufactures, sells and services on a worldwide basis an advanced line of medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets. More information about Laserscope can be found on the Company's web site at www.laserscope.com.

    Safe Harbor Statement
    This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by this section. These forward-looking statements include: statements about Laserscope's future profitability and operating results, competition, expected continued momentum of Laserscope's business and growth including new product offerings, worldwide adoption rates of the PVP procedure using our GreenLight(TM) laser system and market penetration opportunities in international markets such as Germany, Russia and Latin America among others. These statements are subject to a number of risks and uncertainties, including: uncertainties regarding introduction of new technologies competitive to our products and the degree to which our current and new products are accepted by customers, which could affect the level of demand for our products; our dependence on sole source providers for key components and products; risk of reductions in government and private insurance reimbursement of hospitals and physicians for health care costs, which may negatively impact hospitals and physicians decisions to purchase our products reducing adoption rates and sales growth; risks that we may be unable to protect adequately the integrity, safety and proper use of our disposable fiber optic delivery device with the GreenLight laser system, which could result in negative patient outcomes and reduce our disposable fiber recurring revenue stream; risks that patents and licenses that we hold may be challenged, invalidated or circumvented or that we may become the subject of intellectual property litigation; and uncertainties that new products will receive regulatory approval in applicable jurisdictions. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Laserscope's filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in Laserscope's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Copies of Laserscope's public disclosure filings with the SEC, including the most recent Annual Report on Form 10-K and the most recent forms 10-Q are available upon request from its Investor Relations Department at its website at www.laserscope.com. Laserscope assumes no obligation to update the forward- looking information contained in this press release.

    At Laserscope:                     At Financial Relations Board:
    Eric Reuter, President & CEO       Tricia Ross  Analyst/Investor Contact
    Dennis LaLumandiere, CFO           (617) 520-7064
    (408) 943-0636                     Laurie Berman, General Information
                                        (310) 854-8315

                                   LASERSCOPE

                          GREENLIGHT PV(TM) FIBER SALES
                                     (UNITS)

2005               Q1
-------------   --------
United States     11,792

International      4,463

  Total           16,255

2004               Q1          Q2          Q3          Q4       Year
-------------   --------    --------    --------    -------   --------
United States      5,018       6,908       7,024     10,211     29,161

International      1,385       1,582       2,967      2,269      8,203

  Total            6,403       8,490       9,991     12,480     37,364

                          LASERSCOPE FINANCIAL SUMMARY
                                   (Unaudited)

Condensed Consolidated Statements of Income

                                                       Three Months Ended
                                                           March 31,
                                                  ---------------------------
($ in thousands except per share amounts)             2005           2004
---------------------------------------------     ------------   ------------
Net revenues                                      $     28,177   $     18,750
Cost of sales                                           10,577          8,082

Gross margin                                            17,600         10,668

Operating expenses:
  Research and development                               1,518          1,239
  Selling, general and administrative                    9,945          6,815

                                                        11,463          8,054

Operating income                                         6,137          2,614
Interest and other income (expense), net                    79            (69)

Income before income taxes                               6,216          2,545
Provision for income taxes                               1,253            331

Net income                                        $      4,963   $      2,214

Basic net income per share                        $       0.23   $       0.11

Diluted net income per share                      $       0.22   $       0.10

Shares used in basic per share calculations             22,009         20,342

Shares used in diluted per share calculations           22,986         22,682

Condensed Consolidated Balance Sheets

                                                    March 31,    December 31,
($ in thousands)                                      2005           2004
---------------------------------------------     ------------   ------------
Assets
Current assets:
  Cash & cash equivalents                         $     21,970   $     15,954
  Accounts receivable, net                              22,245         20,342
  Inventories                                           22,849         19,446
  Prepayments and other current assets                   1,488          1,471
     Total current assets                               68,552         57,213

Property and equipment, net                              3,789          3,457
Other assets                                               925            919

     Total assets                                 $     73,266   $     61,589

Liabilities and Shareholders' Equity
Current liabilities                               $     23,982   $     18,647
Capital leases                                              25             31
Shareholders' equity                                    49,259         42,911

Total liabilities and shareholders' equity        $     73,266   $     61,589

SOURCE  Laserscope
    -0-                             04/27/2005
    /CONTACT: Eric Reuter, President & CEO, or Dennis LaLumandiere, CFO, both of Laserscope, +1-408-943-0636; or Tricia Ross, Analyst/Investor Contact, +1-617-520-7064, or Laurie Berman, General Information, +1-310-854-8315, both of Financial Relations Board, for Laserscope/
    /Web site:  http://www.laserscope.com /